EXHIBIT a(5)(i)
This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities of Fairmont Hotels & Resorts Inc. The Offer (as defined below) is being made solely by the Offer to Purchase of Icahn Partners LP and Icahn Partners Master Fund LP, dated December 9, 2005, and the related Circular and Letter of Acceptance and Transmittal and any amendments, supplements or modifications thereto, and is being made to all holders of Fairmont Shares (as defined below) other than Icahn Partners LP and Icahn Partners Master Fund LP . The Offer is not being made to, nor will deposits be accepted from or on behalf of, shareholders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction’s laws or any administrative or judicial action pursuant thereto. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Icahn Partners LP and Icahn Partners Master Fund LP, if at all, only by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
NOTICE OF OFFER TO PURCHASE FOR CASH
up to
29,648,400 Common Shares
of
FAIRMONT HOTELS & RESORTS INC.
for
U.S.$40.00 per Share
by
ICAHN PARTNERS LP and ICAHN PARTNERS MASTER FUND LP
THE OFFER IS OPEN FOR ACCEPTANCE UNTIL 8:00 P.M., TORONTO TIME, ON FEBRUARY 7, 2006, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN.
     Icahn Partners LP, a limited partnership governed by the laws of Delaware, and Icahn Partners Master Fund LP, a limited partnership governed by the laws of the Cayman Islands (collectively “Icahn” or the “Offeror”) is offering to purchase up to 29,648,400 Common Shares (the “Fairmont Shares”) of Fairmont Hotels & Resorts Inc. (“Fairmont” or the “Company”), together with the associated Rights (as defined herein), at a price of U.S.$40.00 per share (the “Offer Price”) in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Circular and Letter of Acceptance and Transmittal (which, together with any amendments, supplements or modifications thereto, collectively constitute the “Offer”). The Offer to Purchase and the related Circular, Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery are being filed with securities regulatory authorities in Canada and the U.S. and should be made available by such authorities through the

EXHIBIT a(5)(i)
internet at www.sedar.com and through the U.S. Securities and Exchange Commission website at http://www.sec.gov/.
     The Offeror currently beneficially owns approximately 9.88% of the Fairmont Shares. As a result of the relationship of Carl C. Icahn, Icahn Offshore LP and CCI Offshore Corp. with Icahn Partners Master Fund LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners Master Fund LP with regard to the Fairmont Shares beneficially owned by Icahn Partners Master Fund LP. As a result of the relationship of Carl C. Icahn, Icahn Onshore LP and CCI Onshore Corp. with Icahn Partners LP, each of them may be deemed to have shared voting power and shared dispositive power with Icahn Partners LP with regard to the Fairmont Shares beneficially owned by Icahn Partners LP. As a result of Carl C. Icahn’s relationship with the Offeror, Icahn Onshore LP, CCI Onshore Corp., Icahn Offshore LP and CCI Offshore Corp., each of Mr. Icahn, Icahn Onshore LP, CCI Onshore Corp., Icahn Offshore LP and CCI Offshore Corp. may be deemed to be co-bidders with the Offeror.
     The purpose of the Offer is to enable the Offeror to acquire voting control of Fairmont and to be in a position to cause the election of individuals nominated by the Offeror to constitute the entire board of directors of Fairmont. The Offeror believes that Fairmont and the holders of Fairmont Shares (“Shareholders”) would benefit if the Company were acquired by a larger hotel operator that would be able to more effectively take advantage of economies of scale. The Offeror would expect that directors nominated by the Offeror would pursue such a sale. However, to the extent that the current Fairmont board of directors is willing to pursue a sale, the Offeror would be willing to enter into discussions with Fairmont to extend the length of the Offer to accommodate a sale process.
     The Offer Price is expressed, and payment for Fairmont Shares purchased under the Offer will be made, in U.S. dollars (or, at the election of a Shareholder, the equivalent in Canadian dollars, calculated on the date following the Expiry Time, as defined below, on which funds are deposited with the Depositary, as defined below, to pay for Fairmont Shares purchased pursuant to the Offer). Although the Offer Price is fixed in U.S. dollars, the amount Shareholders would receive in Canadian dollars with respect to Fairmont Shares will vary with the U.S. dollar to Canadian dollar exchange rate.
     The term “Expiry Time” means 8:00 p.m., Toronto time, on February 7, 2006, unless and until the Offeror (subject to the terms and conditions of the Offer) extends the period of time for which the Offer is open, in which event the term “Expiry Time” shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.
     The Offer is made only for Fairmont Shares and is not made for any options, warrants or other rights to acquire Fairmont Shares (other than the rights (“Rights”) associated with the Fairmont Shares pursuant to the shareholder rights plan agreement between Fairmont and Computershare Trust Company of Canada, as rights agent (the “Fairmont Rights Plan”)). If more than 29,648,400 Fairmont Shares are validly deposited and not properly withdrawn on or prior to the Expiry Time, the Offeror will, upon the terms and subject to the conditions of the Offer, accept for payment and pay for an aggregate of 29,648,400 of the Fairmont Shares so

EXHIBIT a(5)(i)
deposited, pro rata according to the number of Fairmont Shares validly deposited by each Shareholder and not properly withdrawn on or prior to the Expiry Time, disregarding fractions by rounding down to the nearest whole number of Fairmont Shares. See Section 8 of the Offer to Purchase, “Return of Deposited Fairmont Shares”. It is a condition to the Offer that the number of Fairmont Shares validly deposited and not properly withdrawn on or prior to the Expiry Time not be less than 18,112,400.
     Shareholders of record who deposit directly to the Depositary or through the U.S. Forwarding Agent (each as defined below) will not be obligated to pay brokerage fees or commissions on the purchase of Fairmont Shares by the Offeror pursuant to the Offer. Shareholders who hold their Fairmont Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Offeror will pay all charges and expenses of CIBC Mellon Trust Company, which is acting as depositary (the “Depositary”), Mellon Investor Services LLC, which is acting as U.S. forwarding agent (the “U.S. Forwarding Agent”), and Innisfree M&A Incorporated, which is acting as the information agent (the “Information Agent”), incurred in connection with the Offer.
     For purposes of the Offer, the Offeror shall be deemed to have accepted for payment, and thereby purchased, Fairmont Shares validly deposited and not properly withdrawn when, as and if the Offeror gives written notice to the Depositary, as agent for the depositing Shareholders, of its acceptance for payment of such Fairmont Shares. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Payment for Fairmont Shares so accepted will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for depositing Shareholders for the purpose of receiving payment from the Offeror and transmitting payment to validly depositing Shareholders. In all cases, payment for Fairmont Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Fairmont Shares (or timely confirmation of a book-entry transfer of such Fairmont Shares into the Depositary’s account at The Depository Trust Company (“DTC”)), (ii) a properly completed and duly executed Letter of Acceptance and Transmittal (or facsimile thereof) with any required signature guarantees or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Acceptance and Transmittal.
     The Offer is conditioned upon, among other things, (i) there being validly deposited and not withdrawn, at the Expiry Time, not less than 18,112,400 Fairmont Shares, and (ii) the Offeror determining in its reasonable judgment that (a) the Fairmont Rights Plan does not and will not adversely affect the Offer or the Offeror either before or on consummation of the Offer; (b) the board of directors of Fairmont shall have redeemed all Rights issued under the Fairmont Rights Plan or have waived the application of the Fairmont Rights Plan to the purchase of Fairmont Shares by the Offeror under the Offer; (c) a binding and non-appealable cease trading order or an injunction shall have been issued that has the effect of prohibiting or preventing the exercise of the Rights or the issue of Fairmont Shares upon the exercise of the Rights; (d) a court of competent jurisdiction shall have ordered that the Rights are illegal, of no force or effect or may not be exercised in relation to the Offer and such order shall have become non-appealable;

EXHIBIT a(5)(i)
or (e) the Rights and the Fairmont Rights Plan shall otherwise have been held unexercisable or unenforceable in relation to the purchase by the Offeror of Fairmont Shares under the Offer. The Offer is also subject to other conditions. See Section 4 of the Offer to Purchase, “Conditions of the Offer”. THE OFFER IS NOT SUBJECT TO ANY FINANCING CONDITION. ALL FUNDS REQUIRED TO COMPLETE THE OFFER AND PAY RELATED FEES AND EXPENSES WILL BE PAID FROM CASH ON HAND, INCLUDING MARGIN BORROWINGS UNDER EXISTING BROKERAGE ARRANGEMENTS OR FROM THE LIQUIDATION OF THE OFFEROR’S LIQUID ASSETS.
     Subject as hereinafter described, the Offeror expressly reserves the right, in its sole judgment, at any time and from time to time during the period commencing on December 9, 2005 and ending at the Expiry Time (the “Offer Period”) or at any other time if permitted by applicable law, to extend the Offer Period for the Offer by giving written notice, or other communication confirmed in writing, of such extension to the Depositary and by making a public announcement thereof, such announcement in the case of an extension to be disseminated no later than 9:00 a.m., Toronto time, on the next business day after the scheduled Expiry Time.
     Subject to applicable law, the Offeror also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate or amend the Offer as to any Fairmont Shares not then paid for, on the failure of any of the conditions to the Offer to be satisfied and (ii) to waive any waivable conditions to the Offer and to set forth or change any other term and condition of the Offer, by giving written notice, or other communication confirmed in writing, of such termination, amendment, waiver or change to the Depositary and by making a public announcement thereof and, if applicable, extending the Offer Period in accordance with applicable law.
     The Offeror does not currently intend to include a subsequent offering period.
     Except as otherwise hereafter stated and subject to applicable law, all deposits of Fairmont Shares pursuant to the Offer are irrevocable. Any Fairmont Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder (i) at any time prior to the Expiry Time; (ii) if the Fairmont Shares have not been paid for by the Offeror within three business days after having been taken up; or (iii) as required by the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), at any time after February 7, 2006, provided that the Fairmont Shares have not been accepted for payment by the Offeror as provided in Section 7 of the Offer to Purchase, “Take-Up and Payment for Deposited Fairmont Shares”.
     Withdrawals of Fairmont Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder by whom or on whose behalf such Fairmont Shares were deposited, and such notice must be actually received by the Depositary or U.S. Forwarding Agent, depending on with whom a Shareholder originally deposited Fairmont Shares, at the place of deposit of the Fairmont Shares within the time limits indicated above. A notice of withdrawal must (a) be made by a method, including facsimile transmission, that provides the Depositary or U.S. Forwarding Agent, as applicable, with a written or printed copy; (b) be signed by the person who signed the Letter of Acceptance and

EXHIBIT a(5)(i)
Transmittal accompanying, or the Notice of Guaranteed Delivery in respect of, the Fairmont Shares which are to be withdrawn; and (c) specify such person’s name, the number of Fairmont Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Fairmont Shares to be withdrawn.
     If Fairmont Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, “Manner and Acceptance — Book-entry Transfer”, such notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Fairmont Shares.
     The withdrawal will take effect upon receipt by the Depositary or U.S. Forwarding Agent, as applicable, of the properly completed notice of withdrawal. For the purpose of obtaining physical possession of the deposited Fairmont Share certificates so withdrawn, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Acceptance and Transmittal (as described in the instructions set out in such letter), except in the case of Fairmont Shares deposited for the account of an Eligible Institution.
     Withdrawals may not be rescinded and any Fairmont Shares withdrawn will thereafter be deemed to be not validly deposited for purposes of the Offer. However, withdrawn Fairmont Shares may be redeposited no later than the Expiry Time by again following one of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”. Once the Offeror accepts the deposited Fairmont Shares for payment upon the expiration of the Offer (including the expiration of any extension thereof), Shareholders will no longer be able to withdraw them, except in accordance with applicable law.
     If the Offeror extends the Offer, is delayed in taking up or paying for Fairmont Shares or is unable to take up or pay for Fairmont Shares for any reason, then, without prejudice to the Offeror’s other rights, Fairmont Shares deposited under the Offer may be retained by the Depositary on behalf of the Offeror and such Fairmont Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as set forth in Section 6 of the Offer to Purchase, “Withdrawal of Deposited Fairmont Shares”, or pursuant to applicable law. However, the ability of the Offeror to delay the payment for Fairmont Shares that the Offeror has taken up is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of securityholders promptly after the termination or withdrawal of such bidder’s offer.
     The receipt of cash consideration in the Offer will be a taxable transaction for Canadian and United States federal income tax purposes, except as otherwise described in Section 15 of the Circular accompanying the Offer to Purchase. See Sections 15 and 16 of the Circular accompanying the Offer to Purchase, “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations”, respectively. The receipt of cash consideration in the Offer may also be a taxable transaction under applicable provincial, state, local or foreign laws.

EXHIBIT a(5)(i)
     The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Offer to Purchase and is incorporated herein by reference.
     A request is being made to the Company for the use of its Shareholder list and security position listing for the purposes of disseminating the Offer to Purchase (and related documents) to Shareholders. Upon compliance by the Company with such request, the Offer to Purchase, the related Circular, Letter of Acceptance and Transmittal and other relevant materials will be mailed to registered Shareholders and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Fairmont Shares.
     THIS SUMMARY ADVERTISEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE OFFER TO PURCHASE AND THE RELATED CIRCULAR AND LETTER OF ACCEPTANCE AND TRANSMITTAL WHICH CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
     Any questions or requests for assistance or for additional copies of the Offer to Purchase, the related Circular and Letter of Acceptance and Transmittal and other related tender offer materials may be directed to the Information Agent at its address and telephone number set forth below, and copies will be furnished promptly at the Offeror’s expense. The Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary, the U.S. Forwarding Agent and the Information Agent) in connection with the solicitation of deposits of Fairmont Shares pursuant to the Offer.
The Information Agent for the Offer is:
Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Toll Free: 1-800-777-3674
Shareholders Call Toll-Free:
1-877-456-3402 (for English)
1-877-825-8777 (for French)
Banks and Brokers Call Collect:
(212) 750-5833
December 9, 2005